                          AGREEMENT TO EXCHANGE STOCK


     THIS AGREEMENT is made and entered into this 28th day of June, 2000, by and between XML - GLOBAL TECHNOLOGIES, INC., a Colorado corporation ("XML" or the "Company"), and DAVID WEBBER, an individual, ("Stockholder").

                                  WITNESSETH

     WHEREAS, XML is the record and beneficial owner of 40% and Stockholder is the record and beneficial owner of 60% of the issued and outstanding shares of common stock of DataXchg, Inc., a Delaware corporation, ("DataXchg"); and

     WHEREAS, XML and Stockholder desire to effect a transaction whereby Stockholder exchanges all of his shares of common stock of DataXchg for shares of XML, thus resulting in DataXchg becoming a wholly owned subsidiary of XML; and

     WHEREAS, XML and Stockholder desire to effect the foregoing transaction in a manner to qualify as a tax free reorganization pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinbelow set forth, and for such good and other valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the parties agree as follows:

SECTION 1:     EXCHANGE OF SHARES

     1.1 In consideration of the issuance by the Company to Stockholder of the shares of common stock set forth below, Stockholder herewith conveys, transfers and assigns to XML 60 shares of the $.001 par value common stock of DataXchg (the "DataXchg Common Stock") duly endorsed in favor of the Company or accompanied by a duly-executed Irrevocable Stock Power in such form sufficient to transfer such shares to the Company, free and clear of any further claim, right or entitlement to Stockholder.

     1.2 Stockholder transfers the foregoing shares of DataXchg Common Stock to the Company for himself, his successors in interest and assigns, and herewith waives and relinquishes any further right, claim or title therein.

     1.3 In consideration of the foregoing transfer, the Company herewith delivers to Stockholder a certificate representing 1,000,000 shares of common stock, $.0001 par value, of XML (the "XML Common Stock"), said shares being validly issued, fully paid and nonassessable. Stockholder, for himself, his successors in interest and assigns, herewith accepts said shares of XML Common Stock in full consideration of the shares of DataXchg Common Stock herewith surrendered.

     1.4 With respect to accepting the XML Common Shares in exchange for the DataXchg Common Stock, Stockholder represents and warrants as follows:

          a. Stockholder fully understands and agrees that the XML Common Stock is offered by XML at a price which was arbitrarily determined without regard to any recognized criteria of value of the XML Common Stock.

          b. Stockholder fully understands that XML has a limited net worth, limited operating history and no history of profitability.

          c. Stockholder acknowledges receipt of such information as he deems necessary or appropriate as a prudent and knowledgeable investor in evaluating the exchange of the shares. The Stockholder acknowledges that XML has made available to him the opportunity to obtain additional information to evaluate his status as a common stockholder, and the alternatives available to him. The Stockholder acknowledges that he had an opportunity to ask questions of XML and to the extent he availed himself of such opportunity, he received satisfactory answers from XML, or its affiliates.

          d. Stockholder understands that there exist inherent risks in accepting the XML Common Stock in lieu of the DataXchg Common Stock, which risks include, but are not limited to, the lack of liquidity of the XML Common Stock, the lack of any readily ascertainable fair market value and the lack of any public or private trading market for said XML Common Stock.

SECTION 2:     REPRESENTATIONS AND WARRANTIES BY STOCKHOLDER

     Stockholder represents and warrants to XML that, as of the date of this Agreement, and as of the date of closing, the following are true and accurate to his knowledge and belief:

     2.1  Share Ownership.
          ---------------

          Stockholder represents and warrants that he is the sole beneficial owner of the shares of DataXchg Common Stock being exchanged for the shares of XML Common Stock herein, and that said shares of DataXchg Common Stock have been and are validly issued, fully paid and nonassessable shares of common stock of DataXchg and will be transferred to the Company free of any claim, lien, encumbrance or other claim of any other third party.

     2.2  No Other Information Relied Upon.
          --------------------------------

          Stockholder represents, warrants and agrees that he has been afforded the opportunity to make, and has made, all such investigation of XML and its financial condition, business, affairs and prospects as he deems appropriate. Stockholder acknowledges receipt of such information as he deems necessary or appropriate as a prudent and knowledgeable investor in evaluating the exchange of the shares. Stockholder acknowledges that XML has made available to him the opportunity to obtain additional information to evaluate the merits and risks of this exchange. Stockholder acknowledges that he has had the opportunity to ask questions of XML and, to the extent he availed himself such opportunity, he received satisfactory answers from XML, its affiliates, associates, officers and directors.

     2.3  Nature of the Risk.
          ------------------

          Stockholder represents, warrants and agrees that he understands that XML's business is, by its nature, speculative; that Stockholder is aware that the financial resources of XML are extremely limited and that it is very likely that the Company will require additional capital, and there is no assurance that such capital will be available if necessary; that Stockholder is familiar with the high degree of risk that is involved in the Company and that Stockholder is financially able and willing to accept the substantial risk involved in such investment, including the risk of loss of the entire amount invested.

     2.4  Unregistered Stock.
          ------------------

          Stockholder represents that he understands that the XML Common Stock has not been registered for sale under federal or state securities laws and that said securities are being issued to Stockholder pursuant to a claimed exemption from the registration requirements of such laws which is based upon the fact that said securities are not being offered to the public.
Stockholder understands that in order to satisfy such requirement he must be acquiring the stock with no view to making a public distribution of said securities and the representations and warranties contained in this Section 2 are given with the intention that XML may rely thereon for purposes of claiming such exemption; and that he understands that he must bear the economic risk of his investment in the stock for a substantial period of time, because the stock has not been registered under the federal or state securities laws, and, subject to Section 2 hereof cannot be sold unless subsequently registered under such laws or unless an exemption from such registration is available.

     2.5  Stock Acquired for Investment; Limitations on Dispositions.
          ----------------------------------------------------------

          Stockholder represents that he is acquiring the XML Common Stock for his own account and for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended. Stockholder agrees that the stock will not be offered for sale, sold or otherwise transferred for value and that no transfer thereof will be made by the Stockholder unless (a) a registration statement with respect thereto has become effective under the Securities Act of 1933, as amended, or (b) there is presented to the Company an opinion of counsel for Stockholder reasonably satisfactory to the Company that such registration is not required, or (c) there is presented to the Company a letter from the Securities and Exchange Commission (said Commission having been informed of all relevant circumstances) to the effect that in the event the stock is transferred by Stockholder without such registration the Commission or the staff will not recommend any action. Stockholder further agrees that the stock will not be offered for sale, sold or otherwise transferred unless, in the opinion of legal counsel for XML, such sale or disposition does not and will not violate any provisions of any federal or state securities law or regulation. Stockholder consents that any transfer agent of the Company may be instructed not to transfer any of the stock unless it receives satisfactory evidence of compliance with the foregoing provisions and that there may be endorsed upon any certificates (or instruments issued in substitution therefor), the Company's regular legend regarding the sale of restricted securities.

     IN WITNESS WHEREOF, the parties have signed the Agreement the date and year first above written.

                                   XML - GLOBAL TECHNOLOGIES, INC.,
                                   a Colorado corporation
Attest:


----------------------------       By:_______________________________________
Secretary                             Peter Shandro, Chief Executive Officer


                                   ------------------------------------------
                                   DAVID WEBBER